Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

American Equity Investment Life Insurance Company (the “Company”) and Kevin R. Wingert (“Executive”) enter into this Separation and Release Agreement (this “Agreement”), which was signed by Executive on the 29th day of December, 2008 and is effective on the 1st day of January, 2009 (the third day after the date signed by Executive).

W I T N E S S E T H :

WHEREAS, Executive has been employed by the Company as its President;

WHEREAS, Executive and the Company have agreed that Executive will resign from his position as the Company’s President effective January 1, 2009; and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

Section 1.    Executive hereby resigns from his position as President and from all appointments he holds with the Company and its affiliates, effective as of January 1, 2009, including, without limitation, as a director of the Company and American Equity Investment Life Holding Company.  Executive hereby agrees to execute any other documents necessary to effectuate such resignations.  Executive understands and agrees that his employment with the Company will continue until the close of business on December 31, 2008 (the “Termination Date”).  After the Termination Date, Executive is no longer required to perform any services for the Company and is thus no longer authorized to incur any expenses, obligations or liabilities on behalf of the Company, unless specifically authorized herein or directed by an executive officer of the Company.

Section 2.    The Company hereby agrees to continue to provide Executive with his current base salary and benefits during the period from the date hereof until the Termination Date and, provided that Executive does not revoke his release in Section 13 prior to January 1, 2009 and Executive is and remains in compliance with Sections 7-12, to provide Executive with his current or similar health insurance coverage, to the extent such coverage is permitted under such plans, and pay Executive his current base salary for the period from the Termination Date through December 31, 2010 (the “Salary Continuation Period”), through the normal payroll process of bi-weekly payments (collectively, the “Salary Continuation Payments”), less all applicable withholding taxes and other customary payroll deductions.  The Salary Continuation Payments will commence on the first payroll date following the Termination Date.  In the event of the Executive’s death prior to December 31, 2010, the Salary Continuation Payments shall continue to be paid to Executive’s spouse and, except to the extent benefits contemplated herein are expressly provided by their terms to heirs and beneficiaries, the Company shall have no further obligations to Executive’s heirs or beneficiaries under this Agreement. The Company shall also reimburse Executive for any unpaid business-related expenses, which Executive incurred in accordance with Company policy, that Executive properly submits to the Company for reimbursement within thirty (30) calendar days following the Termination Date.

Section 3.    Executive acknowledges and agrees that other than as specifically set forth in this Agreement, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts, if any, of accrued or unused but earned vacation time or vacation pay from the Company or any of its affiliates), unpaid bonus, and severance, and following the Termination

Date, except as expressly provided herein, he will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, whether currently existing or not.  Executive also acknowledges and agrees that no provision in this Agreement shall limit the authority of the Company, including but not limited to a committee or administrator of the Company, to interpret the terms and conditions of the Company’s benefit plans and policies.

Section 4.   The Company hereby acknowledges and agrees that Executive shall continue to participate in the Company’s Deferred Compensation Plan through the Termination Date.  Executive’s interests in the Deferred Compensation Plan and his Deferred Compensation Agreement with the Company, including but not limited to the amount and timing of distributions under each plan or agreement, shall be made in accordance with the terms and conditions of each such plan or agreement, as such plan or agreement is in effect from time to time.

Section 5.    To the extent unvested, all of Executive’s options to acquire shares of the Company’s common stock (“Common Stock”) under the 1996 Stock Option Plan and the 2000 Employee Stock Option Plan shall fully vest and become exercisable as of the Termination Date and, notwithstanding anything to the contrary in any specific option agreement, all options under such plans may be exercised until the expiration of the term of each specific option as set forth in Executive’s applicable option agreements, and shall thereafter terminate to the extent not previously exercised.

Section 6.    The Company shall indemnify, in accordance with and to the fullest extent permitted by applicable law, statutes and regulations as they may exist from time to time, Executive if he becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Claim”), by reason of the fact that he was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation (including but not limited to a subsidiary or affiliate of the Company), partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding.  Expenses of Executive incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company as they are incurred upon receipt of an undertaking by or on behalf of Executive to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.  The Company’s obligations described in the paragraph shall continue for a period of not less than five (5) years after the Termination Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such claim.

Section 7.    At all times after the Termination Date, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, agents, marketing organizations, policyholders, product development, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company.  Executive has returned or will immediately return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Executive has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof.

Section 8.

(a)               At the request of the Company, Executive agrees to cooperate fully with the Company in any litigation, administrative proceeding or inquiry that involves the Company, any of its affiliates or any of the Company’s or its affiliates’ then-current or former officers, directors, employees or agents, about which Executive may have knowledge or information.  Executive also agrees to cooperate fully with any investigation or inquiry conducted by or on behalf of the Company.  Such cooperation will include, but not be limited to, the following:  (i) if Executive is asked to appear for an interview, Executive will do so within ten (10) calendar days of the request; (ii) Executive will answer all questions truthfully concerning the Company and Executive’s work for the Company; (iii) Executive will produce all documents in his possession or control that Executive is asked to produce; (iv) Executive will appear for depositions and/or at trial related to any claim, action or litigation in which the Company, its affiliates or the Company’s or its affiliates’ then-current or former officers, directors, employees or agents are, or may become, a party; and (v) Executive will meet with representatives of the Company, their counsel or, at the request of the Company, with the Company’s or its affiliates’ then-current or former officers, directors, employees or agents and their respective counsel, to assist in preparation for such depositions and/or trials.

(b)               If Executive is participating at the Company’s request and legal counsel is required, the Company will provide such legal counsel only to the extent permissible by law.

(c)               The Company will reimburse Executive for any out-of-pocket expenses incurred by Executive in fulfilling the obligations set forth in this Section 8.

(d)              Executive represents and agrees that Executive will fully cooperate with, and provide truthful testimony in, any governmental or regulatory investigation involving the Company, its affiliates or the Company’s or its affiliates’ then-current or former officers, directors, employees or agents, or Executive’s employment with the Company.

(e)               Nothing in this Agreement shall prohibit Executive from responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

Section 9.   Executive shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private third party against the Company, its affiliates or any of the Company’s or its affiliates’ officers, directors, employees, agents, representatives, stockholders or attorneys, unless under a subpoena or other court order to do so; provided, however, that prior to making any disclosures required by a subpoena or other court order, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

Section 10.  Unless waived in writing by the Company, from the date Executive signs this Agreement until December 31, 2010,

(a)               Executive will not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any person that is, or was within the sixty day period immediately preceding the Termination Date, an employee of the Company or its affiliates for the purpose of being hired by Executive or any other person or entity;

(b)               Neither Executive nor any entity in which Executive invests in, or participates in the management (with or without pay) of, will hire any person that is, or was within the sixty day period immediately preceding the Termination Date, an employee of the Company or its affiliates; and

(c)               Executive will not, directly or indirectly, solicit, entice, persuade or induce (or authorize or assist in the taking of any such actions by any third party) any person or entity who is known to Executive to be or have been an agent, marketer, policyholder or consultant of the Company within the two-year period immediately preceding the Termination Date to terminate his, her or its relationship with the Company or initiate or materially expand his, her or its relationship with a competitor of the Company; provided, however, that this provision shall not preclude Executive from initiating a NMO relationship with an agent that has, at the time of such initiation, existing contracts with one or more competitors of the Company.

(d)               Notwithstanding anything to the contrary contained herein, Executive agrees and acknowledges that any failure by Executive to comply with the covenants set forth in Sections 7-12 will result in the forfeiture by Executive of the benefits set forth in Section 2 herein and the Company shall have the right to recover from Executive all base salary payments previously made to Executive pursuant to Section 2 during the Salary Continuation Period and the cost of the health insurance coverage previously provided to Executive.

Section 11.  Unless waived in writing by the Company, from the date Executive signs this Agreement until December 31, 2010, Executive will not directly or indirectly engage in, invest in, participate in the management (with or without pay) of, or act as a consultant (with or without pay) for or employee of, any business or operation of any enterprise if such operation or business significantly competes with the business of the Company in the sale of annuity policies in the United States of America.

Section 12.  At all times after the date Executive signs this Agreement,

(a)               Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions, subsidiaries or affiliates to any person and

(b)               the Company will not disparage or criticize, orally or in writing, Executive.

Section 13.

(a)              In consideration for the payments and benefits provided herein, Executive, on behalf of himself, his heirs, executors, administrators, assigns, affiliates and agents do hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “AEL Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date that Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the AEL Released Parties.  Executive acknowledges that, in exchange for this release, the Company is providing Executive with a total consideration, financial and otherwise, which exceeds what Executive would have received had Executive not given this release.

(b)              Except to the extent that such waiver is precluded by law, order, or regulation, the Executive further agrees forever that he will not file, initiate, or cause to be filed or initiated, any claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein, nor shall he participate, assist or cooperate in any claim, charge, suit, grievance, complaint, action or proceeding regarding any of the AEL Released Parties, whether before a court or administrative agency or otherwise.  Furthermore, Executive agrees that he will waive the right to seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by him under this Agreement.  If Executive is identified in any action related in any way to the matters released or waiver herein, he agrees that he shall permanently opt out of the class at the first available opportunity.

(c)              By executing this Agreement, Executive is waiving all claims against the AEL Released Parties arising under federal, state and local labor and anti-discrimination laws and any other restriction on the right to terminate employment, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Iowa Civil Rights Act of 1965, all as amended.

(d)               EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE AEL RELEASE PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”).  EXECUTIVE FURTHER AGREES:  (i) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (ii) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (iii) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EMPLOYEE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (iv) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (v) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE OF HIS RIGHTS UNDER ADEA, ALTHOUGH HE MAY SIGN THIS AGREEMENT SOONER IF HE SO DESIRES; (vi) THAT EXECUTIVE REALIZES THAT HE HAS SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED; AND (vii) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

Section 14.  Executive represents to the Company that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

Section 15.  Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

Section 16.

(a)               This Agreement will be governed by and construed and enforced under the laws of the State of Iowa, without regard to its conflict of laws rules.  Except for any action brought by the Company to specifically enforce the provisions of this Agreement, any proceeding relating to this Agreement shall be brought in a state or federal court located in Des Moines, Iowa.  The Company and Executive hereby consent to personal jurisdiction in any such action and to service of process by mail at the addresses set forth herein and waive any objection to venue in any such Iowa court.

(b)               At the Company’s option, all disputes arising under or relating to this Agreement, or the breach, termination or validity thereof, shall be submitted to binding arbitration.  The arbitration will be held in Des Moines, Iowa in accordance with  the Commercial Arbitration Rules of the

American Arbitration Association then in effect and the arbitral panel will consist of three neutral and impartial arbitrators.  In rendering an award, the arbitral tribunal will be required to follow the laws of the State of Iowa.  The award will be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s).

(c)               If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 17.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

Each party acknowledges and agrees that the other party will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of any provision of this Agreement and therefore agrees that, in the event of an actual or threatened breach or violation of such provisions, the other party shall be awarded injunctive relief in a court of appropriate jurisdiction to prohibit or remedy any such violation or breach or threatened violation or breach, without the necessity of posting any bond or security, and such right to injunctive relief shall be in addition to any other right or remedy available to the other party.

Section 18.  Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Kevin R. Wingert
6882 Panorama Road
Panora, IA 50216

To the Company at:

American Equity Investment Life Insurance Company
5000 Westown Parkway
West Des Moines, Iowa 50266
Attention: Debra Richardson

with a copy to:

William R. Kunkel
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606

Section 19.  This Agreement sets forth the entire agreement between the parties hereto and may not be changed without the written consent of the parties.  This Agreement supersedes all prior agreements, understandings and proposals, whether oral or written, by either party or by any officer, employee or representative of either party hereto.  The parties may execute this Agreement in two or more counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Executive also acknowledges and agrees that Executive’s Change of Control Agreement, dated as of June 5, 2003 shall terminate effective as of December 31, 2008, and thereafter shall be null and void.

Section 20.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.  In the event that a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to perform this Agreement, Executive shall be entitled to recover any legal fees and expenses incurred in enforcing this Agreement against such successor.

Section 21.  The Company and Executive agree that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the parties released in Section 11 of any violation of any federal, state or local law, regulation, common law, breach of any contract or any other wrongdoing of any type.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the signing date set forth above.

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

/s/ Kevin R. Wingert	By:	/s/ Debra J. Richardson
Kevin R. Wingert	Name:	Debra J. Richardson
	Title:	Senior Vice President

EXHIBIT A

Grant Date	Expiration Date	Option Price	Number of Options Exercisable at 12/31/08
4/14/1999	4/14/2009	7.33	17,069
5/5/2000	5/5/2010	9.67	15,000
12/29/2000	12/29/2010	9.67	45,000
12/4/2003	12/4/2013	9.00	20,000
6/10/2004	6/10/2014	11.00	20,000
12/31/2004	12/31/2014	10.77	20,000
6/11/2008	6/11/2018	10.85	40,000

─ Executive also is entitled to receive 4,500 shares of common stock pursuant to a non-qualified Deferred Compensation Agreement.